TIDAL ETF TRUST 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 131 and Amendment No. 132, to the Registration Statement on Form N-1A of Elevate Shares 2X Daily METV ETF and Elevate Shares 2X Daily BETZ ETF, each a series of Tidal ETF Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 13, 2022